Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Below is a schedule, as of February 24, 2011, setting forth by month the number of individual smoking and health cases against PM USA that are scheduled for trial through the end of 2011.

2011

Engle progeny	May (4)	July (5)	3Q 2011 (2)

February (1)	June (3)	August (3)	October (6)

March (3)	2Q 2011 (2)	September (11)	November (3)

April (3)			4Q 2011 (3)

As of February 24, 2011, no Engle progeny cases were in trial.

Other Individual Smoking & Health

March (1)	June (2)	October (3)

April (1)	September (1)	November (1)

May (1)